BURLINGTON RESOURCES                                                News Release

                                                                   P.O. Box 4239
                                                         Houston, TX  77056-2124
                                                                  (713) 624-9364

                                                            Contact: James Leahy



                       BURLINGTON RESOURCES REPORTS STRONG
                             SECOND QUARTER EARNINGS
                         A MAJOR DIVESTITURE PROGRAM FOR
                            NON-STRATEGIC PROPERTIES
                 A CORPORATE REORGANIZATION AND AUTHORIZATION TO
           REPURCHASE AN ADDITIONAL 10 MILLION SHARES OF COMMON STOCK


  Second Quarter Earnings

       Houston, Texas, July 11, 1996 - Burlington Resources (BR) reported second quarter 1996 operating income of $96 million and net income of $48 million or $.38 per share. For the same period last year, the company reported operating income of $125,000 and net income of $2 million or $.02 per share. Operating cash flow for the first half increased 35% to $272 million as compared to $201 million for the first half of 1995. Bobby Shackouls, President and CEO, stated that "this period's operating income is the highest of any quarter since the spin-off of El Paso Natural Gas Company in 1992. The fundamentals underpinning natural gas prices continue to be strong and we are optimistic about our future prospects."

       Natural gas sales volumes averaged 1,193 million cubic feet per day (mmcf/d) during the second quarter compared to 1,149 mmcf/d in the second quarter of 1995. Second quarter oil sales volumes increased to 50,400 barrels per day from 48,000 barrels per day a year ago. Realized natural gas prices in the second quarter increased from $1.22 per thousand cubic feet (mcf) in 1995, to $1.75 per mcf in 1996. Second quarter realized oil prices moved up from $17.07 per barrel in 1995 to $20.29 per barrel in 1996.

       Gas production increased from first quarter levels in spite of the volume reductions experienced in the San Juan Basin for routine annual maintenance. Gas volumes achieved a record level of approximately 1,250 mmcf/d at the end of the quarter as San Juan production returned to normal volumes and large production increases were realized from the High Island A-371 platform in the Gulf of Mexico. Second quarter oil volumes increased over first quarter primarily as a result of drilling success in the company's River Run project in the Williston Basin.

       During the quarter, BR acquired 912,500 shares of its common stock to bring total 1996 purchases to 1,374,900 shares. Since it began acquiring stock in 1988, the company has purchased approximately 28,692,000 shares or 19% of its original common stock capitalization. Yesterday, the company's Board of Directors authorized management to repurchase an additional 10 million shares of common stock from time to time depending on market conditions.


  Divestiture Program

       BR said it will accelerate its divestiture program which has improved operating efficiency and financial performance through the sale of non-strategic properties. Since 1994, BR has sold over 9,000 wells. Over the next twelve months, BR plans to sell its interest in approximately 20,000 wells thus reducing its pre-1994 well count by over 50%. The proved reserves associated with this prospective divestiture approximate 800 BCFE while the related production represents about 10% of BR's currently produced volumes. Shackouls stated: "This program is designed to eliminate non-strategic properties, allowing the company to improve its operating focus on those assets that have important upside potential. Essentially, this strategy is a redeployment of assets into higher return projects. It is driven by the company's desire to increase its efficiency and exposure to meaningful volume growth. The divestiture program comes at a time in our industry when the market for producing properties is excellent with acquisition capital readily available."


  Reorganization

       This accelerated divestiture program will allow BR to reorganize and reduce the number of its operating areas from five to three. The accelerated divestiture program and reorganization will result in more than a 20% reduction in the company's 1995 level of production expenses and employee count and over a 10% reduction in corporate administrative expenses. The company plans to substantially complete the reorganization prior to the end of the third quarter.

       The company will continue to manage its San Juan Basin operations out of its office located in Farmington, New Mexico. BR's Denver regional office will be closed and all of the company's remaining activities in the Rocky Mountain, Permian Basin and Mid-Continent areas will be managed by BR's existing office located in Midland, Texas. The two regional offices located in Houston which currently oversee the company's onshore Gulf Coast and offshore Gulf of Mexico operations will be merged to form a single Gulf Coast Division. Going forward the company intends to conduct operations utilizing the Burlington Resources name rather than that of Meridian Oil.

  Sale Proceeds

       Proceeds from the divestiture program will be used to fund the company's expanded exploration program and continued share repurchases. Shackouls commented: "This asset rationalization program will position BR to continue as a premier low cost producer of oil and gas, focused on increased profitability, with substantial financial resources to invest in high quality exploration opportunities and in our common stock."

       Financial statement is attached.




























                           FORWARD-LOOKING STATEMENTS

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

                               DIVESTITURE PROGRAM



                PACKAGE                                 RESERVES
                                                          (BCFE)

            Black Warrior Basin                          90 - 130

            Texas Gulf Coast                            150 - 200

            Rocky Mountain                                50 - 80

            Permian Basin                               150 - 180

            San Juan Basin                              270 - 300

                            BURLINGTON RESOURCES INC.
                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)


                                                                 SECOND QUARTER                      SIX MONTHS
                                                              --------------------              -------------------


                                                              1996            1995              1996           1995
                                                              ----            ----              ----           ----


                                                                  (Dollars in Millions, Except per Share Amounts)

Revenues .................................................  $ 295            $ 211             $ 551            $ 426

Costs and Expenses .......................................    199              211               392              424
                                                              ---              ---               ---              ---


Operating Income .........................................     96               -                159                2
Interest Expense .........................................     28               28                57               54
Other Income (Expense) - Net .............................      1               (1)                2               (1)
                                                               --               --                --               --


Income (Loss) Before Income Taxes ........................     69              (29)              104              (53)
Income Tax Expense (Benefit) .............................     21              (31)               18              (50)

Net Income (Loss) ........................................  $  48            $   2             $  86            $  (3)
                                                            =====            =====             =====            =====





Earnings (Loss) per Common Share .........................  $ .38            $ .02             $ .68            $(.02)
                                                            =====            =====             =====            =====





Average Common Shares ....................................    126              127               127              127
                                                              ===              ===               ===              ===



         This financial statement should be read in conjunction with the attached press release.